Exhibit 10.9

FULCRUM SIERRA BIOFUELS, LLC

FEEDSTOCK SUPPLY AGREEMENT

Dated as of September 3, 2010

Summary of Terms

Owner	Fulcrum Sierra BioFuels, LLC

Supplier	Waste Management of Nevada, Inc.

Facility Location	3600 Peru Drive, McCarran, Storey County, Nevada

Confidential

i	Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.1	Excuse of Performance	17

7.2	[***]	18

ARTICLE VIII	DISPUTE RESOLUTION	18

ARTICLE IX	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	18

ARTICLE X	MISCELLANEOUS	19

10.1	Notices	19

10.2	Governing Law	19

10.3	Assignment	20

10.4	Change in Law	20

10.5	Confidentiality	21

10.6	Public Statements	21

10.7	Independent Contractors; No Partnership	21

10.8	Cooperation with Financing	21

10.9	Waiver of Consequential Damages	22

10.10	Severability	22

10.11	Amendments	22

10.12	Joint Effort	22

10.13	Captions	22

10.14	Non-Waiver	22

10.15	Counterparts	22

10.16	Survival	22

10.17	Third Parties	22

10.18	No Recourse	22

10.19	Complete Agreement	22

10.20	Further Assurances	23

10.21	Costs and Expenses	23

10.22	[***]	23

10.23	Insurance	23

10.24	Subcontractors	23

10.25	[***]	24

EXHIBITS

EXHIBIT A	PROCESSABLE FEEDSTOCK SPECIFICATIONS
EXHIBIT B	FORM OF INSTRUCTIONS
EXHIBIT C	MUNICIPAL CUSTOMERS AND PRIVATE CUSTOMERS

ii	Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

FEEDSTOCK SUPPLY AGREEMENT

THIS FEEDSTOCK SUPPLY AGREEMENT (“Agreement”) is made and entered into as of this 3rd day of September, 2010 (“Effective Date”), between Waste Management of Nevada, Inc., a Nevada corporation (“Supplier”), and Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (“Fulcrum”). Supplier and Fulcrum are sometimes referred to herein jointly as the “Parties” and individually as a “Party.”

WHEREAS, Fulcrum intends to construct and operate a facility in Storey County, Nevada, for the production of ethanol and/or other bioproducts (the “Facility”).

WHEREAS, Fulcrum and Supplier desire to enter into this Agreement under which Supplier shall supply and deliver, and Fulcrum shall accept, specified quantities of Feedstock (as defined below), all in accordance with the terms and conditions set forth in this Agreement.

WHEREAS, Fulcrum and Supplier each acknowledge that Fulcrum’s processing technology to be deployed at the Facility has not yet been proven by Fulcrum on a large commercial scale, that Supplier is in effect serving as an early stage “beta” customer, which may assist Fulcrum in validating and proving out its technology, and as a result of the risks to Supplier inherent in this relationship as well as the benefits to Fulcrum, the tipping fees and certain other provisions set forth in this Agreement reflect an “early adopter” discount and other benefits to Supplier which may not be offered by Fulcrum to future feedstock suppliers at other Fulcrum facilities.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Initially capitalized terms used herein shall have the meanings set forth below:

“Agreement” means this Feedstock Supply Agreement, including all Exhibits hereto, as amended from time to time.

“Additional Feedstock Request” has the meaning set forth in Section 2.10(b).

“Additional Feedstock Requirements” has the meaning set forth in Section 2.10(a).

“Affiliate” means with respect to any Person, another Person which controls, is controlled by, or is under common control with, the first Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“At-Risk Quantity” has the meaning set forth in Section 4.5.

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“Business Day” means a day that Federal Reserve member banks in San Francisco, California, are open for business.

“Commercial Operation Date” or “COD” means the Day on which, following its start-up, testing and commissioning, the Facility commences full commercial operations, which shall be the date specified as such by Fulcrum in a notice provided by Fulcrum to Supplier pursuant to Section 2.2(a).

“Competing Business” has the meaning set forth in Section 4.5.

“Day” or “Days” means a calendar day.

“Delivery Point” means the floor of the processing facility at the Facility Location, or such other location at the Facility Location as designated from time to time by Fulcrum.

“Direct Competitor” has the meaning set forth in Section 10.3(a).

“Early Termination Date” has the meaning set forth in Section 4.1.

“Effective Date” has the meaning set forth in the preamble.

“Event of Default” has the meaning set forth in Section 5.1.

“Facility” has the meaning set forth in the recitals.

“Facility Location” has the meaning set forth on the cover page of this Agreement.

“Feedstock” means either or both Processable Feedstock and Supplier Processed Feedstock.

“Financing” means any construction or long-term financing or other type of financing or refinancing as may be necessary for the Facility, in each case as Fulcrum may determine.

“First Party” has the meaning set forth in Section 10.3(c).

“Fulcrum” has the meaning set forth in the preamble.

“Fulcrum Scheduling Representative” has the meaning set forth in Section 2.4(f)(i).

“Geographic Waste Shed” [***]

[***]

“Hazardous Material” means any and all hazardous, toxic, or harmful (or potentially harmful) substances, materials or wastes, including: (i) those substances, materials and wastes listed or identified now or in the future by the United States Department of Transportation in the Table at 49 C.F.R. Section 172.101, any amendments thereto, or listed or identified by the United States Environmental Protection Agency as a hazardous substance at 40 C.F.R. Part 302, and any amendments thereto, (ii) those substances, materials and wastes listed or identified now or in the future as “hazardous materials,” “hazardous waste,” “regulated

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

hazardous waste” or “hazardous substances” by the law of the State of California or the State of Nevada and (iii) any substances, materials or wastes that are or become regulated under applicable environmental Laws, including any substances, materials or wastes which have or are: (a) petroleum and derivatives thereof; (b) radioactive; (c) asbestos; (d) polychlorinated biphenyls; (e) defined, designated or listed as a “hazardous waste” under the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., or under any implementing regulations thereto and any equivalent state or local laws or regulations; (f) defined, designated or listed as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or under any implementing regulations thereto and any equivalent state or local laws or regulations; or (g) defined, designated or listed as a “hazardous substance” under the Clean Water Act, 33 U.S.C. Section 1251, et seq., or under any implementing regulations thereto and any equivalent state or local laws or regulations.

“Indemnified Parties” means (a) with respect to a Party, such Party and all of its current and former Affiliates, along with such Party’s and each of its Affiliate’s respective officers, directors, partners, shareholders, managers, members, agents, employees, successors and assigns and (b) in the case of Supplier, shall also include Supplier’s franchise customers and their respective officers, directors, partners, shareholders, managers, members, agents, employees, successors and assigns.

“Indemnitor” has the meaning set forth in Section 6.3(a).

“Instructions” has the meaning set forth in Section 2.2(a).

“Laws” means all applicable laws, statutes, rules and regulations, resolutions, requirements, orders and ordinances or specified standards or objective criteria contained in any applicable license, permit or approval or other legislative or administrative act, of the United States of America or any state, agency, department, authority, political subdivision or other instrumentality thereof, or a decree, judgment or order of a court, including those governing wages, hours, employment discrimination and safety, and workers’ compensation laws, disability laws and employee benefit laws.

“Lenders” means providers from time to time of Financing.

“Losses” means all costs, liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including costs of defense, settlement, and reasonable attorney’s fees).

“Materials Recovery Facility” and “MRF” has the meaning set forth in Section 444.7474 of the Nevada Administrative Code.

“Management Representative” has the meaning set forth in Article VIII.

“Maximum Deliverable Quantity” means two thousand (2,000) Tons of Feedstock per week. The foregoing assumes that deliveries of Feedstock will be made five (5) Days per week, unless the Parties agree otherwise.

“Month” means a calendar month.

“Municipal Customers” has the meaning set forth in Section 10.25.

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“Non-Processable Residuals” has the meaning set forth in Section 2.8.

“Offered Price” has the meaning set forth in Section 4.5.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, governmental authority or other organization or entity having legal capacity.

“Primary Rejected Materials” has the meaning set forth in Section 2.6.

“Primary Supplier” means the party to the Primary Supply Agreement other than Fulcrum.

“Primary Supply Agreement” means that certain existing supply agreement entered into between Fulcrum and the Primary Supplier, pursuant to which Fulcrum expects that the Primary Supplier and its Affiliates will supply Fulcrum with up to 250 Tons per Day (seven (7) Days per Week) on average of material similar to Feedstock from one or more locations controlled or directed by Primary Supplier or its Affiliate, and of which Tonnage Fulcrum currently expects that approximately 200 Tons per Day (seven (7) Days per Week) will actually be useable by the Facility.

“Private Customers” has the meaning set forth in Section 10.25.

“Processable Feedstock” has the meaning set forth in Exhibit A.

“Representatives” has the meaning set forth in Section 10.5.

“Rejected Materials” has the meaning set forth in Section 2.6.

“Scheduling Representative” has the meaning set forth in Section 2.4(f)(ii).

“Second Party” has the meaning set forth in Section 10.3(c).

“Secondary Rejected Materials” has the meaning set forth in Section 2.6.

“Supplier Scheduling Representative” has the meaning set forth in Section 2.4(f)(ii).

“Supplier” has the meaning set forth in the preamble.

“Supplier Processed Feedstock” has the meaning set forth in Section 2.3(c).

“Taxes” means all U.S. federal, state or local taxes, excluding any income taxes, but including sales, use and transfer taxes, transportation taxes, carbon taxes, levies or assessments, franchise fees, license fees, encumbrances or charges applicable to this Agreement or any of the transactions contemplated hereunder.

“Term” has the meaning set forth in Section 4.1.

“Ton” means a “short ton” of 2,000 pounds, and “Tonnage” means Tons.

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“Transfer Station” has the meaning set forth in Section 444.628 of the Nevada Administrative Code.

“Ultimate Parent(s)” has the meaning set forth in Section 10.3(c).

“Uncontrollable Circumstances” means any cause beyond the reasonable control of, and not due to the fault or negligence of, the affected Party, including drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, explosions, strikes or labor disputes, delays or failures in transportation (including due to extreme road conditions from inclement weather), orders or judgments of any governmental authority, the absence, suspension, termination, interruption, denial, delay in issuance, or failure of renewal of any permit, or any changes in Laws. Uncontrollable Circumstances includes the failure of a contractor, subcontractor or vendor to furnish labor, services, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to an Uncontrollable Circumstance of the type described in this definition).

“Week” means a period of seven (7) consecutive Days commencing and ending at 12:00 a.m. Sunday (i.e., midnight Saturday).

1.2 Interpretation. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole, the term “includes” or “including” means “including, without limitation,” and references to a “Section,” “subsection,” “clause,” “Article” or “Exhibit” means a Section, subsection, clause, Article or Exhibit of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document, or to any Law shall be a reference to such agreement, instrument or other document, or to such Law, as modified, amended, supplemented and/or restated from time to time. Reference to a Person or Party includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

ARTICLE II

DELIVERY AND ACCEPTANCE OF FEEDSTOCK

2.1 Deliveries Prior to COD. Prior to the Commercial Operation Date, Supplier shall supply and deliver to Fulcrum, and Fulcrum shall accept, at the Delivery Point, such amounts of Feedstock on a daily basis (up to the Maximum Deliverable Quantity each week) as are from time to time requested by Fulcrum by written notice to Supplier no less than five (5) Days prior to each date of requested delivery. The supply, delivery and acceptance of Feedstock prior to COD shall be on all of the terms and conditions of this Agreement, except Section 2.2(a) and Section 2.2(b).

2.2 Deliveries Following COD.

(a) Instructions. From and after the Commercial Operation Date, the Parties shall schedule and track deliveries of Feedstock using the form attached hereto as Exhibit C (the “Instructions”), which deliveries are expected to occur five (5) Days per Week (or more if the Parties mutually agree). Fulcrum shall issue the first Instructions under this Agreement to the Supplier Scheduling Representative no later than thirty (30) Days prior to the anticipated Commercial Operation Date. Fulcrum shall confirm the occurrence of the Commercial Operation Date in a notice to Supplier, given in accordance with Section 10.1. Following the Commercial Operation Date, Fulcrum shall submit to the Supplier Scheduling

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Representative Instructions for the following Month by no later than the twenty-fifth Day (25th) of each Month. Fulcrum shall update and deliver to the Supplier Scheduling Representative revised Instructions on a daily basis. Within twenty (20) Days after the end of any Month, Fulcrum shall deliver (together with the monthly statements required under Section 3.2) to Supplier the final Instructions for such Month, which will include the actual Tons of Feedstock delivered by Supplier and accepted by Fulcrum for such Month.

(b) Deliveries of Feedstock. Subject to Article 7, from and after the Commercial Operation Date, Supplier or its Affiliates shall supply and deliver to Fulcrum at the Delivery Point, and Fulcrum shall accept at the Delivery Point, the quantities of Feedstock specified in the Instructions.

(c) Interruptions. Each Party shall immediately notify the other Party’s Scheduling Representative (by telephone with written notification as soon thereafter as is reasonably practicable) if such Party learns of any probable or actual interruption in the scheduled supply, delivery or acceptance of Feedstock in accordance with the then-applicable Instructions.

2.3 Feedstock Priority; Feedstock Option.

(a) Supplier Priority. Subject to Section 7.2 and the other terms herein, (i) Supplier shall as a matter of first priority dedicate a sufficient amount of Feedstock collected or received by Supplier or its Affiliates within the Geographic Waste Shed to the satisfaction of amounts of Feedstock requested from time to time by Fulcrum, up to the Maximum Deliverable Quantity, and (ii) Supplier and its Affiliates shall not use or allocate any such Feedstock for other purposes if such use or allocation would limit Supplier’s ability to deliver Feedstock in the amounts (up to the Maximum Deliverable Quantity) requested by Fulcrum hereunder. Nothing herein is intended to prevent or limit Supplier from using, in its complete discretion, any Feedstock not requested by Fulcrum.

(b) Fulcrum Priority. If Fulcrum requires any Feedstock for its Facility in excess of materials received by Fulcrum under the Primary Supply Agreement, subject to the other provisions of this Agreement, Fulcrum shall schedule and accept such Feedstock (up to the then-applicable Maximum Deliverable Quantity) from Supplier to the extent required for Fulcrum’s Facility. The Parties acknowledge that Fulcrum does not guarantee any specific level of Facility requirements for Feedstock and that nothing in this Agreement limits Fulcrum’s right to obtain Feedstock or material similar to Feedstock from one or more Persons during any period in which Supplier is unable to deliver Feedstock in the quantities required from time to time by Fulcrum hereunder.

(c) Supplier’s Obligation to Process Feedstock. If Supplier secures for itself or its Affiliates the right to own or operate a new Materials Recovery Facility or other similar facility in the Geographic Waste Shed, then the Parties shall in good faith endeavor to negotiate an amendment to this Agreement to incorporate terms and conditions (including appropriate economic arrangements) under which Supplier would further pre-sort and/or pre-process Processable Feedstock so that it meets a mutually agreed specification for Feedstock tailored for Fulcrum’s Facility (“Supplier Processed Feedstock”). Any such amendment shall be subject to the approval of each Party in its sole discretion, and if the Parties fail to reach mutual agreement on such an amendment, this Agreement shall continue in full force and effect unamended.

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2.4 Delivery Procedures.

(a) Transportation.

(i) Responsibilities. Supplier shall have the sole responsibility, at its sole expense, for transporting the Feedstock to the Delivery Point. Fulcrum shall have the sole responsibility, at its sole expense, for unloading the Feedstock at the Delivery Point.

(ii) No Direct Haul Feedstock. Fulcrum shall have the right not to accept from Supplier’s haulers, and Supplier shall not deliver, any “direct-haul” Feedstock, meaning that prior to delivery at the Delivery Point, all Feedstock must be consolidated at a Transfer Station or a Materials Recovery Facility into transfer trailers and will not be delivered in packer trucks.

(b) Deliveries. Supplier or its Affiliates shall deliver all Feedstock to the Delivery Point. All such deliveries shall be completed in accordance with this Agreement, including the Instructions.

(c) Weighing Standards and Procedures. Fulcrum shall maintain and operate at the Delivery Point, in accordance with Law, a motor vehicle scale certified by the State of Nevada for the purpose of determining the Tonnage of Feedstock delivered by Supplier at the Delivery Point. Fulcrum shall weigh and record inbound weights of all of Supplier’s delivery vehicles when the vehicles arrive at the Delivery Point and shall again weigh and record the weights of such vehicles after such vehicles have deposited the Feedstock at the Delivery Point. Fulcrum shall test and calibrate all scales in accordance with Law, but at least every twelve (12) Months. Fulcrum shall provide Supplier with paper or electronic copies of weigh tickets or receipts summarizing each delivery of Feedstock to the Delivery Point, including information specifying the date and time of delivery, identification of the delivery vehicle, weight of the vehicle when loaded and weight of the vehicle after unloading. At any time the scales are unavailable, Fulcrum shall estimate the quantity of Feedstock delivered to the Facility on the basis of delivery vehicle volumes and historical records.

(d) Facility Location Rules. Supplier shall require all transporters of Feedstock to the Facility Location to comply with all Law, and to the extent not inconsistent with this Agreement, the Facility Location rules, as in effect from time to time. Fulcrum shall have the right to deny access to the Facility Location to any transporter that Fulcrum reasonably believes does not or cannot comply with Law or Fulcrum’s Facility Location rules or presents a hazard or a material disruption to Fulcrum’s Facility Location. Supplier shall cause each transporter of Feedstock to the Facility Location to execute and deliver such agreements or acknowledgments in favor of Fulcrum with respect to such transporter’s access to and entry upon the Facility Location as may be reasonably requested by Fulcrum from time to time. Supplier shall further require each of its transporters making deliveries of Feedstock to the Facility Location to carry and maintain insurance with coverages and amounts reasonably designated by Fulcrum from time to time.

(e) Turn-Around Time at the Facility. Fulcrum will use commercially reasonable efforts to ensure that the time spent by the delivery vehicles unloading the Feedstock at the Delivery Point does not exceed thirty (30) minutes for any individual load of Feedstock.

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(f) Scheduling Representatives.

(i) Fulcrum Scheduling Representative. Fulcrum shall appoint an individual (the “Fulcrum Scheduling Representative”) who shall serve as the primary Fulcrum representative under this Agreement with respect to the scheduling and acceptance of deliveries of Feedstock. The Fulcrum Scheduling Representative shall (i) have overall responsibility for managing and coordinating the performance of Fulcrum’s obligations under this Agreement and (ii) be authorized to act for and on behalf of Fulcrum with respect to all scheduling and operational matters relating to this Agreement. The Fulcrum Scheduling Representative may, upon notice to Supplier, delegate such of his or her responsibilities hereunder to other Fulcrum employees as the Fulcrum Scheduling Representative deems appropriate. Fulcrum may, upon notice to Supplier given in accordance with Section 10.1, appoint a new individual to serve as the Fulcrum Scheduling Representative.

(ii) Supplier Scheduling Representative. Supplier shall appoint an individual (the “Supplier Scheduling Representative,” and together with the Fulcrum Scheduling Representative, individually, a “Scheduling Representative”) who shall serve as the primary Supplier representative under this Agreement with respect to the scheduling and delivery of Feedstock. The Supplier Scheduling Representative shall (i) have overall responsibility for managing and coordinating the performance of Supplier’s obligations under this Agreement and (ii) be authorized to act for and on behalf of Supplier with respect to all scheduling and operational matters relating to this Agreement. The Supplier Scheduling Representative may, upon notice to Fulcrum, delegate such of his or her responsibilities hereunder to other Supplier employees as the Supplier Scheduling Representative deems appropriate. Supplier may, upon notice to Fulcrum given in accordance with Section 10.1, appoint a new individual to serve as the Supplier Scheduling Representative.

(iii) Notices to Scheduling Representatives. Notwithstanding Section 10.1, notices, requests and other communications specifically relating to the scheduling, delivery and acceptance of Feedstock at the Facility shall be made to the Party’s Scheduling Representative in the manner provided in this Section 2.4(f). Notices given under this Section 2.4(f) shall be in writing and (x) delivered personally or (y) sent by confirmed facsimile transmission or electronic mail, with telephone confirmation to each Party’s Scheduling Representative at an address to be designated by such Party (along with a designation of such Party’s initially appointed Scheduling Representative) no later than sixty (60) Days prior to the date of the first delivery of Feedstock expected hereunder. In the event of any emergency, Uncontrollable Circumstance or other unforeseen event that immediately affects, or is reasonably expected to immediately affect, the scheduling, delivery or acceptance of Feedstock as contemplated under this Agreement, a Party shall as soon as reasonably practicable notify the other Party’s Scheduling Representative in person or by telephone of the occurrence of such event, with written notice to follow promptly thereafter. Notices shall be effective when received by the other Party. A Party may change its address for notification purposes by giving the other Party notice of the new address and the date upon which it shall become effective.

2.5 Compliance with Laws. Each Party shall comply with all Laws in carrying out its obligations under this Agreement.

2.6 Testing and Monitoring of Feedstock. Fulcrum shall have the right (but no obligation) to inspect or test any quantity of Feedstock delivered by Supplier at the Delivery Point, but Fulcrum’s exercise, or failure to exercise, such testing and inspection rights shall not relieve Supplier of its responsibility to deliver Feedstock meeting the specifications of this

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Agreement. If, within a reasonable time following delivery, Fulcrum reasonably determines that any materials delivered by Supplier do not comply with the definition of Feedstock or otherwise with the terms of this Agreement or cannot lawfully be processed by the Facility, Fulcrum may inform Supplier of its rejection (or revocation of acceptance) of such non-conforming materials (any such material, “Rejected Materials”), and Supplier shall be solely responsible for the handling, loading, transportation and disposal of such Rejected Materials. Rejected Materials that are identified by Fulcrum and segregated prior to loading into the Facility’s front-end sorting/shredding systems are herein referred to as “Primary Rejected Materials”, and Rejected Materials that are identified by Fulcrum and segregated after loading into the Facility’s front-end sorting/shredding systems are herein referred to as “Secondary Rejected Materials”. The weight of any Primary Rejected Materials shall not, but the weight of any Secondary Rejected materials shall, be counted towards the Maximum Deliverable Quantity or the other applicable Feedstock delivery or acceptance requirement amounts set forth in this Agreement. For the avoidance of doubt, the term “Rejected Materials” shall not include Non-Processable Residuals. Fulcrum shall provide notice to Supplier of Fulcrum’s identification of any Rejected Materials and shall (subject to Section 2.8) afford Supplier a five (5) hour window to meet and confer with Fulcrum at the Facility to review the Rejected Materials, before any action is taken to handle or otherwise manage such Rejected Materials. In the event that the Feedstock delivered by Supplier under this Agreement is co-mingled at the Facility with Feedstock from any other third party, then Fulcrum shall have the burden of proving that properly Rejected Materials were in fact delivered by Supplier and not other third parties.

2.7 Title, Possession and Risk of Loss.

(a) Feedstock. Title, possession and risk of loss of any or all Feedstock accepted by Fulcrum for use at the Facility (including any non-conforming material which Fulcrum chooses to accept for processing) shall pass from Supplier to Fulcrum, and delivery shall be completed, when such Feedstock is unloaded from the delivery vehicle at the Delivery Point, subject to Sections 2.6 and 2.8. If Fulcrum is in possession of Rejected Materials, title and risk of loss to such Rejected Materials shall not pass to Fulcrum at the Delivery Point but shall at all times remain with Supplier, and Supplier shall be solely responsible for the handling, loading, transportation and disposal of such Rejected Materials following identification and segregation by Fulcrum. Such Rejected Materials shall be returned to Supplier at the Facility, unless Supplier and Fulcrum agree otherwise. Supplier shall reimburse Fulcrum (within forty-five (45) Days after receipt of an invoice) for Fulcrum’s reasonable costs and expenses relating to the handling of (and, if any, the loading, transportation and disposal of) any Rejected Materials (but not including any costs associated with the front-end sorting/shredding systems operated by Fulcrum).

(b) Documentation. Each Party shall provide those completed documents, shipping papers or manifests as are required for lawful transfer of Feedstock, Rejected Materials and Non-Processable Residuals (as described below).

2.8 Non-Processable Residuals. The Parties acknowledge that a portion of the Feedstock delivered by Supplier under this Agreement that is introduced into Fulcrum’s Facility will not be fully gasified by the Facility or otherwise will not result in ethanol or other bioproducts, and will result in vitreous or other non-Hazardous Material residual byproducts (collectively, “Non-Processable Residuals”). Supplier shall collect all such Non-Processable Residuals (and Rejected Materials) derived from Supplier’s delivery of the Feedstock and generated by the Facility and transport them to, and dispose of them at, Supplier’s [***] or other appropriate and lawful disposal site. Supplier shall have no obligation or

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

responsibility for Non-Processable Residuals or Rejected Materials derived from any Feedstock delivered by the Primary Supplier or any other third parties; however, Fulcrum may contract with Supplier for the transportation and disposal of such materials at the [***] or other appropriate and lawful disposal site based upon terms mutually agreeable to the Parties. Fulcrum shall use commercially reasonable efforts to separate and track Non-Processable Residuals and Rejected Materials at the Facility derived from Supplier’s Feedstock. The provisions of Sections 2.4 and 2.7 relating to delivery procedures, title, possession, risk of loss and transportation shall generally apply to Supplier’s collection of the Non-Processable Residuals and Rejected Materials except: (a) Fulcrum shall have the right to designate a “Delivery Point” for the collection of the Non-Processable Residuals and Rejected Materials in the Instructions, (b) Fulcrum shall be responsible for any transportation of the Non-Processable Residuals to, and loading Supplier’s vehicles at, such delivery point, and (c) title, possession and risk of loss for the Non-Processable Residuals shall transfer from Fulcrum to Supplier when Supplier’s vehicles are loaded at such delivery point.

2.9 Feedstock Acknowledgements. Supplier agrees to use commercially reasonable efforts to ensure that all deliveries of materials hereunder meet the definition of Feedstock, all subject to and in accordance with the provisions in this Agreement. However, Supplier makes no representation or warranty whatsoever regarding the energy value or suitability of any materials delivered for use in Fulcrum’s processing equipment, and any and all such representations and warranties are disclaimed. Fulcrum shall bear all risk and responsibility, and Supplier shall not be subject to any liability or damage claims (including but not limited to consequential damages) due to the failure of recycling markets or energy markets, failure of Fulcrum to produce a marketable product, or failure of Fulcrum to maintain all necessary construction and operations permits. Fulcrum also acknowledges that Supplier is under no obligation to “pre-process,” sort or grind the Feedstock prior to delivery, that all Feedstock delivered by Supplier shall be in the form received by Supplier at the Transfer Station or Materials Recovery Facility, and that inevitably a portion of the Feedstock delivered by Supplier will consist of a certain amount of materials that may become Rejected Materials.

2.10 Additional Feedstock Requirements and Supplier Option.

(a) Generally. If, at any time during the Term of this Agreement, Fulcrum has any requirements for Feedstock, or contemplates any future requirements for Feedstock, in addition to the Feedstock actually provided or committed to be provided in the aggregate pursuant to the Primary Supply Agreement and this Agreement combined (such additional requirements for Feedstock, whether resulting from Fulcrum’s construction of a Facility expansion or new facility, a current or contemplated shortfall in deliveries under the Primary Supply Agreement, or any other cause whatsoever other than a shortfall in deliveries by Supplier hereunder or as provided in Section 2.10(e), are herein collectively referred to as “Additional Feedstock Requirements”), then, prior to soliciting or accepting any such Additional Feedstock Requirements from the Primary Supplier or any other third party, Fulcrum shall offer Supplier the option to supply such Additional Feedstock Requirements through a temporary or permanent increase to the Maximum Deliverable Quantity hereunder, all in accordance with this Section 2.10.

(b) Non-Exigent Circumstances. In the event of Additional Feedstock Requirements arising out of an expansion of the Facility or Fulcrum’s construction a new Facility, the expiration of the Primary Supply Agreement, or other future potential Additional Feedstock Requirements where there are no exigent circumstances, as covered by Section 2.10(c) below, Fulcrum shall provide a written notice and request to Supplier (an “Additional

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Feedstock Request”) setting forth in reasonable detail (i) the reasons for the projected Additional Feedstock Requirements, (ii) the period during which such Additional Feedstock Requirements are expected, (iii) Fulcrum’s proposed increase in the Maximum Deliverable Quantity hereunder to accommodate such Additional Feedstock Requirements and the period of such increase and (iv) any other specific requirement hereunder applicable to such Additional Feedstock Requirements. For a period of forty-five (45) Days following receipt of an Additional Feedstock Request under this Section 2.10(b), Supplier shall have the right and option to evaluate and either accept or reject such Additional Feedstock Request, such acceptance to be effected by countersigning and returning such Additional Feedstock Request to Fulcrum. Any such countersigned Additional Feedstock Request shall be deemed to be an amendment to this Agreement. If Supplier fails to countersign and return any such Additional Feedstock Request to Fulcrum within such specified period, then Supplier shall for all purposes be deemed to have rejected such Additional Feedstock Request, in which case, Fulcrum may contract with the Primary Supplier or other third parties to meet the Additional Feedstock Request, on the same or better terms (to Fulcrum) as offered to Supplier, provided that if Fulcrum fails to enter into an agreement with a third party related to the Additional Feedstock Request within six (6) months from the date of Supplier’s rejection (or deemed rejection) of such Additional Feedstock Request, then Fulcrum shall repeat the Additional Feedstock Request procedure described in this subsection before entering into a contract with a third party for the supply of the applicable Additional Feedstock Requirements.

(c) Exigent Circumstances. The Parties acknowledge that exigent circumstances may arise where Fulcrum may have immediate needs for Additional Feedstock Requirements (e.g., a temporary or permanent unexpected shortfall in Feedstock supplied under the Primary Supply Agreement). If, at any time during the Term of this Agreement, Fulcrum, in its sole judgment exercised in good faith, determines that any such exigent circumstances exist, Fulcrum shall provide an Additional Feedstock Request to Supplier in the same manner and on the same terms and conditions as in preceding Section 2.10(b), except that along with such Additional Feedstock Request Fulcrum also shall provide a written statement including (i) a written description of the exigent circumstances and (ii) the period of time (in Days or hours), determined by Fulcrum in its sole judgment exercised in good faith, during which Supplier shall have to evaluate and either accept or reject such Additional Feedstock Request. The procedures in Section 2.10(b) shall be applicable to such Additional Feedstock Request, except that the response time required by Supplier shall be as set forth in the notice described in the preceding sentence.

(d) Failure to Accept an Additional Feedstock Request, Etc. Notwithstanding the foregoing or any other provisions of this Agreement, Fulcrum shall be free to solicit and obtain Feedstock (including Additional Feedstock Requirements) from any other supplier or in any other manner determined in the sole discretion of Fulcrum if: (a) Supplier is in default or breach of this Agreement, and such default or breach remains uncured after (i) notice to Supplier and (ii) a reasonable opportunity to cure, but only to the extent and for so long as providing such opportunity would not materially adversely effect the continued operations of the Facility, (b) with respect to Additional Feedstock Requirements, Supplier fails to accept any Additional Feedstock Request within the time period required and otherwise in accordance with the provisions of this Agreement or (c) Supplier fails to continue to supply Fulcrum with 100% of the Feedstock requested by Fulcrum from time to time hereunder up to the Maximum Deliverable Quantity, and fails to cure such deficiency after (i) notice to Supplier and (ii) a reasonable opportunity to cure, but only to the extent and for so long as providing such opportunity would not materially adversely effect the continued operations of the Facility.

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(e) Exception for [***]. Notwithstanding the above, if Fulcrum develops or owns another facility in the Geographic Waste Shed to produce ethanol or other bioproducts using feedstock identical or similar to the Feedstock hereunder, and such new facility uses feedstock provided by, directed by or otherwise under the control of the [***] from its facility located in [***], then (i) such feedstock used in such facility shall not be considered Additional Feedstock Requirements under this Agreement, (ii) Fulcrum shall not be obligated to issue an Additional Feedstock Request hereunder, (iii) Fulcrum shall be free to use in such facility any and all feedstock that is provided by, directed by or otherwise under the control of the [***] and (iv) Fulcrum’s contractual arrangements to carry out the foregoing shall be deemed not to violate any provision of Section 10.25.

ARTICLE III

PAYMENT AND DOCUMENTATION PROVISIONS

3.1 Feedstock Consideration and Fees. [***]

3.2 Monthly Statements. Within twenty (20) Days following the end of each Month, commencing with the first Month in which Fulcrum accepts deliveries of Feedstock hereunder, Fulcrum shall send to Supplier a statement of: (i) the number of Tons of Feedstock accepted by Fulcrum in such Month, (ii) the number of Tons of Rejected Materials in such Month, broken out by Primary Rejected Materials and Secondary Rejected Materials, and (iii) the number of Tons of Non-Processable Residuals in such Month.

3.3 Records and Audit. Fulcrum shall maintain full and accurate records with respect to all Feedstock delivered hereunder and other relevant matters, and Supplier shall have the right to examine such records upon reasonable notice to Fulcrum given in accordance with Section 10.1 during normal business hours. Fulcrum shall provide Supplier with any reports or other information reasonably requested by Supplier regarding the total Tons of materials accepted and processed at the Facility, total amounts of energy produced, or other information that may be relevant for Supplier to comply with its own diversion and other reporting requirements.

3.4 Taxes and Other Costs. Supplier shall be responsible for and shall pay all Taxes and other similar costs, fees, charges and expenses that may be imposed with respect to the Feedstock or the transactions hereunder arising prior to or at the Delivery Point. Fulcrum shall be responsible for and shall pay all Taxes and other similar costs, fees, charges and expenses that may be imposed with respect to the Feedstock after the Delivery Point.

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the Effective Date, and unless earlier terminated in accordance with its terms, shall remain in effect until the fifteenth (15th) anniversary of the Commercial Operation Date (the “Term”). Thereafter, this Agreement shall automatically be extended for one period of five (5) additional years; provided that if on such fifteenth (15th) anniversary date there has occurred and is continuing an Event of Default with respect to either Party, then this Agreement shall not be extended unless the non-defaulting Party expressly agrees in writing to such extension; and provided further that if on the fourteenth (14th) anniversary of the Commercial Operation Date, Supplier or its Affiliates own or operate a commercial facility for the purpose of converting waste to energy within the Geographic Waste Shed, then at any time during the six (6) month period following such anniversary, Supplier shall have the right to not extend the Term for the additional five (5) year period by providing Fulcrum notice of Supplier’s intent not to extend the Term, and if such notice is provided then Section 10.25 hereof (entitled [***]) shall automatically cease to be effective from and after the date of any such termination notice, and this Agreement shall expire and terminate on the date that is twelve (12) months following the date of such notice. Supplier may terminate this Agreement upon thirty (30) Days notice to Fulcrum if construction of the Facility has not commenced by the date that is twenty-four (24) Months from the Effective Date so long as construction has not commenced prior to the effective date of such termination notice, or in the event the COD has not occurred within thirty-six (36) months of the Effective Date (the “Early Termination Date”). Upon termination of this Agreement under either of the preceding two sentences, neither Party shall have any continuing liability or obligation to the other hereunder, except as set forth in Section 10.16.

4.2 Project Abandonment. If for any reason Fulcrum abandons development and construction of the Facility, Fulcrum shall provide prompt written notice thereof to Supplier, whereupon this Agreement shall immediately terminate and no Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.16.

4.3 Feedstock Shortfalls. If adequate supplies of Feedstock sufficient for Supplier to satisfy the quantities of Feedstock requested from time to time by Fulcrum in the Instructions cease to be regularly available [***], then the Parties shall meet and confer to determine if they can reach a mutually acceptable solution and/or amendment of this Agreement. If such a solution or amendment is not mutually agreed within ninety (90) Days after initiation of any such discussions, then Fulcrum may terminate this Agreement by written notice, whereupon this Agreement shall immediately terminate and no Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.16.

4.4 Failure to Request Feedstock. Beginning six (6) months after the COD, if Fulcrum fails to request at least [***] of Feedstock, on average, from Supplier during any six-month period for reasons other than Uncontrollable Circumstances, and Fulcrum is unable within sixty (60) Days following the expiration of such six-month period to establish to the reasonable satisfaction of Supplier that Fulcrum has remedied the circumstances giving rise to the shortfalls in Feedstock requests, then Supplier may at its option, at any time prior to the date that is ninety (90) Days following the expiration of such sixty (60) Day period, terminate this Agreement by providing thirty (30) Days written notice to Fulcrum of such termination,

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

whereupon this Agreement shall immediately terminate and no Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.16, provided that Section 10.25 hereof (entitled [***]) shall automatically cease to be effective from and after the date of any such termination notice.

4.5 [***]

ARTICLE V

DEFAULT AND REMEDIES

5.1 Event of Default. An “Event of Default” means the occurrence of any of the following with respect to a Party:

(a) Payment Default. The failure of a Party to pay any undisputed amount when due under this Agreement if such failure is not remedied within fifteen (15) Business Days after receipt of notice thereof from the non-defaulting Party.

(b) [intentionally omitted]

(c) Other Defaults. Except as set forth in Sections 5.1(a), the failure of a Party to perform any material covenant or obligation under this Agreement, if such failure is not remedied within thirty (30) Days after notice thereof from the non-defaulting Party; provided, that such cure period shall be extended by the number of Days reasonably required to cure such failure not to exceed one hundred twenty (120) Days, but only to the extent that the defaulting Party uses due diligence to pursue such cure during the original thirty (30) Day cure period, is unable to cure such failure during such thirty (30) Days, and continues to use due diligence to cure such failure thereafter.

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d) Bankruptcy. A Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets or (v) is generally unable to pay its debts as they become due.

5.2 Remedies for an Event of Default. Without limiting any rights or remedies of a Party for damages or specific performance for any default or breach hereunder, upon the occurrence and continuation of an Event of Default, the non-defaulting Party may terminate this Agreement and/or exercise any other remedies available hereunder or under Law, all of which shall be cumulative.

ARTICLE VI

INDEMNITY

6.1 General. Each Party shall indemnify, defend and hold harmless the other Party, and all of its Indemnified Parties, from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of: (a) bodily injuries (including death) to any person or (b) damage (including loss of use) to any property, in any case under clauses (a) or (b) to the extent caused by, or arising out of, breach by the first Party of this Agreement, or any negligent act or omission or willful misconduct, or any violation or alleged violation of Laws by such first Party or its employees, agents or subcontractors.

6.2 Environmental and Hazardous Materials Indemnification.

(a) Indemnification by Fulcrum. Fulcrum shall indemnify, defend and hold harmless Supplier and all of Supplier’s Indemnified Parties, from and against all Losses to which any of them may be subjected by reason of, or to the extent resulting from, any condition of the Facility or associated with the operation, maintenance or closure thereof, relating to Hazardous Materials and other environmental damage or liability, including any one or more release or threatened release of any Hazardous Materials and water or ground water contamination therefrom and replacement or restoration of natural resources arising from or related to Hazardous Materials, including any repair, cleanup or detoxification thereof, or preparation and implementation of any removal, remedial, response, closure or other plan with respect thereto (regardless of whether undertaken due to governmental action). This indemnity of Supplier, its Affiliates, and its franchise customers by Fulcrum is intended to operate as an agreement pursuant to, but not limited to, Section 107(e) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9607(e)) and any analogous statute under Nevada law, to insure, protect, hold harmless, defend and indemnify Supplier, its Affiliates and its franchise customers from liability in accordance with this Section. Supplier, its Affiliates and its franchise customers do not hereby waive or surrender any other indemnity available to it under any applicable law. The indemnity in this Section 6.2(a) shall survive the termination of this Agreement.

The indemnification and related obligations of Fulcrum set forth in this Section 6.2(a) shall not apply to any Losses arising out of Hazardous Materials delivered to the Facility by Supplier, its Affiliates or any of their employees or agents unless Fulcrum has chosen to accept such materials. Additionally, if Fulcrum handles, loads, transports or disposes of any Rejected

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Materials (as contemplated by Section 2.7(a)), then under no circumstances shall Fulcrum be deemed an “agent” or “subcontractor” of Supplier for purposes of this indemnity.

(b) Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless Fulcrum and all of Fulcrum’s Indemnified Parties from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of:

(i) the use, presence or existence of Hazardous Materials at Supplier’s sites;

(ii) the use, presence or existence of any materials delivered to the Facility Location by or on behalf of Supplier that constitute Hazardous Materials, or which Fulcrum designates as “Rejected Materials”; or

(iii) the Supplier’s (or its agents) transport of Feedstock, except to the extent caused by Fulcrum.

6.3 Procedure for Indemnification of Third Party Claims. Notwithstanding anything to the contrary contained in this Agreement:

(a) Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article VI, such Indemnified Party shall, within twenty (20) Days of the actual receipt thereof by a responsible officer, cause written notice of such legal proceedings or the assertion of such claim or demand to be forwarded to the indemnifying Party (the “Indemnitor”), specifying the nature of such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnified Party, in its effort to collect the final amount arising out of such legal proceedings, claim or demand; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article VI except to the extent that the Indemnitor has been actually damaged by such failure.

(b) Conduct of Claim. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Article VI; provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice if (i) the Indemnitor chooses counsel not reasonably acceptable to Indemnified Party, (ii) the Indemnitor does not pursue with reasonable diligence such defense, negotiation or settlement or (iii) in the reasonable opinion of such Indemnified Party and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnified Party or a conflict of interest between such Indemnified Party and the Indemnitor; provided further that, in the case of clause (i), such participation shall be at such Indemnified Party’s own expense and, in the case of clauses (ii) and (iii), such participation shall be at the Indemnitor’s expense. The Indemnified Party shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any consent decree that (x) provides for other than monetary payment without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned or (y) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the third party claim, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or

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conditioned. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim at such Indemnified Party’s own expense; provided, that in such event it shall waive any right to indemnity therefor by the Indemnitor. If the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnified Party defends, settles or otherwise deals with any such proceeding, claim or demand directly, the Indemnified Party shall provide fifteen (15) Days advance written notice of any property settlement to the Indemnitor and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment. The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

(c) Payment of Claim. After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by cash in immediately available funds within twenty (20) Days after the date of such notice.

(d) Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any reasonable out-of-pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

ARTICLE VII

UNCONTROLLABLE CIRCUMSTANCES

7.1 Excuse of Performance. Each Party shall be excused from performance and shall not be considered to be in default (including Events of Default) with respect to any obligation hereunder, except the obligation to pay money in a timely manner, if and to the extent that its failure or delay in performance is due to an Uncontrollable Circumstance, provided that:

(a) Such Party gives the other Party notice describing the particulars of the Uncontrollable Circumstance as soon as is reasonably practicable;

(b) The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Uncontrollable Circumstance;

(c) The Party uses commercially reasonable efforts to overcome or mitigate the effects of such Uncontrollable Circumstance; and

(d) When the Party is able to resume performance of its obligations under this Agreement, such Party provides the other Party notice to that effect and promptly resumes performance hereunder.

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7.2 [***]

ARTICLE VIII

DISPUTE RESOLUTION

Supplier and Fulcrum shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement or its performance (including the existence and validity of this Agreement) promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (a “Management Representative”). Within seven (7) Days after determining to invoke dispute resolution, the Party invoking it shall provide the other Party with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The second Party shall respond with the same types of information within seven (7) Days of receiving the first Party’s notice. Thereafter, the Management Representatives of each Party shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Parties have not agreed upon a resolution of the dispute within twenty (20) Days after the date of the original notice provided under this Article VIII, or such other time period as the Parties may agree in writing to allow for discussions, then either Party may pursue its rights and remedies under this Agreement and/or under Law. Notwithstanding any provision to the contrary in this Article VIII, nothing herein limits the Parties from immediately seeking injunctive relief or specific performance with respect to a breach of Section 10.5. Each party submits to the exclusive jurisdiction of the State and Federal courts located in Nevada for all disputes arising out of or relating to this Agreement and waives any right it might have to claim that those courts are an inconvenient forum.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

As of the Effective Date, each Party represents to the other Party that: (a) such Party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby, (b) the execution and delivery of this Agreement by such Party and the carrying out by such Party of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership or limited liability company) action, and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity, (c) excluding permits and other authorizations that may still be required to construct and operate the Facility, no authorization, consent, approval or order of, notice to or registration, qualification, declaration or filing with any governmental authority is required for the execution,

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

delivery and performance by such Party of this Agreement or the carrying out by such Party of the transactions contemplated hereby, and (d) none of the execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Law, governmental rule or regulation or the charter documents (or partnership or limited liability company operating agreement, if applicable), as amended through the Effective Date or by-laws, as amended through the Effective Date, of such Party or any applicable order, writ, injunction judgment or decree of any court or governmental authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Except as set forth herein, all notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by confirmed facsimile transmission or mailed, registered or certified mail, return receipt requested postage prepaid to the Parties at the following addresses or facsimile numbers:

Notices to Fulcrum:	Notices to Waste Management:

Fulcrum Sierra BioFuels, LLC	Waste Management of Nevada, Inc.
c/o Fulcrum BioEnergy, Inc.	100 Vassar Street
4900 Hopyard Road, Suite 220	Reno, Nevada 89502
Pleasanton, CA 94588	Attn: Greg Martinelli
Attn: Chief Legal Officer	Tel: (775) 326-2322
Tel: (925) 224-8244	Fax: (775) [ ]
Fax: (925) 730-0157	Email: gmartinelli@wm.com

With a copy to:

Fulcrum BioEnergy, Inc.
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588
Attn: Richard D. Barraza
Tel: (925) 224-8244
Fax: (925) 730-0157
Email: rbarraza@fulcrum-bioenergy.com

10.2 Governing Law. This Agreement, and any dispute arising from the relationship between the Parties to this Agreement, shall be governed and determined by the laws of the State of New York, without regard to principles of conflicts of laws.

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10.3 Assignment.

(a) Generally. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 10.3(b), neither Party shall assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, [***]

(b) Right to Assign. Notwithstanding the foregoing, Fulcrum may, without the prior written consent of Supplier, assign and delegate this Agreement to any Lender.

(c) Changes in Control. A change of control of 50% or more of the capital stock in either Party (except to an Affiliate) shall be deemed an assignment for purposes of Section 10.3(a); provided that the foregoing shall not apply to any direct or indirect changes in ownership (or to any merger, consolidation, sale of substantially all of the assets, or recombination) of (i) Fulcrum BioEnergy, Inc., in the case of Fulcrum or (ii) Waste Management, Inc., in the case of Supplier (such entities are herein referred to as the “Ultimate Parent(s)”). [***]

(d) Sale of Assets. Subject to Section 10.3(a) above, in the event that any Party sells or otherwise transfers all or substantially all of its assets to any third party, such Party shall require such third party to assume all of such Party’s obligations under this Agreement.

10.4 Change in Law. Each Party is responsible for continued compliance with Law and is not relieved of its responsibilities unless a change in Law renders this Agreement as a whole unenforceable or illegal, in which case this Agreement shall terminate without further liability to any Party.

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.5 Confidentiality. Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the terms of this Agreement, or the relationship of the Parties contemplated hereby; provided that confidential information may be disclosed to a Party’s directors, partners, officers, employees, members, managers, advisors, financing sources (including Lenders) or representatives (collectively, the “Representatives”) (provided that (a) such Representatives shall be informed by such Party of the confidential nature of such information and shall be directed by such Party to keep such information confidential in accordance with the contents of this Agreement and (b) each Party shall be liable for any breaches of this Section 10.5 by any of its Representatives). The confidentiality obligations of this Section 10.5 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the Party wishing to disclose the information, knowledge or data, or (ii) to the extent that it is required to be disclosed by any Law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority, including in connection with the resolution of any dispute hereunder. The provisions of this Section 10.5 shall survive termination of this Agreement.

10.6 Public Statements. No Party shall be permitted to make any public disclosure (including any press release) either in writing or orally with respect to this Agreement or the transactions contemplated hereby, or the terms hereof, without the consent of the other Party, which consent shall not be unreasonably withheld.

10.7 Independent Contractors; No Partnership. Each of Supplier and Fulcrum is, and shall perform this Agreement as, an independent contractor, and, as such, shall have and maintain complete control over all of its employees, agents and operations. Neither Supplier nor Fulcrum, nor any agent, employee or subcontractor of such Party shall be, represent, act, purport to act or be deemed to be the agent, representative, employee or servant of the other Party. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Supplier and Fulcrum.

10.8 Cooperation with Financing. The Parties acknowledge that the Facility may be financed by Financing provided by Lenders. If Fulcrum assigns this Agreement to the Lenders as collateral to support the Financing, Supplier agrees to enter into an agreement directly with the Lenders under which Supplier shall consent to such assignment and shall agree to other customary and reasonable provisions for the benefit of the Lenders (including reasonable provisions under which the Lenders or their designees (a) may assume the rights of Fulcrum under this Agreement, (b) shall be entitled to receive copies of certain notices hereunder relating to defaults and other similar matters that Supplier might provide to Fulcrum, (c) shall have reasonable extended cure periods to cure any defaults by Fulcrum hereunder and (d) shall be provided other similar or related benefits or protections as reasonably requested by the Lenders and accepted by Supplier to support the Financing), provided that such shall not diminish Supplier’s rights under this Agreement in any way or relieve Fulcrum of its obligations hereunder. Without limiting the generality of the foregoing, in connection with any collateral assignment by Fulcrum of this Agreement to a Lender as set forth above, Supplier further agrees to furnish the Lenders with such other documents as may be reasonably requested by the Lenders.

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10.9 Waiver of Consequential Damages. Notwithstanding any other provision in this Agreement, no Party shall be liable to any other Party for consequential, incidental, punitive, exemplary or indirect damages, including lost profits, or business interruption damages, whether by statute, in tort or in contract, under this Agreement, or otherwise.

10.10 Severability. The invalidity of one or more phrases, sentences, clauses, sections or articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

10.11 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties, unless such change, amendment or modification shall be in writing and duly executed by both Parties hereto.

10.12 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against the other.

10.13 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

10.14 Non-Waiver. Any failure of any Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

10.15 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

10.16 Survival. The provisions of Section 10.5, and any provision necessary to implement or enforce residual obligations of this Agreement, shall survive the expiration or other termination of this Agreement.

10.17 Third Parties. Nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement. Except for Indemnified Parties with respect to the indemnification obligations hereunder, there are no third party beneficiaries of this Agreement.

10.18 No Recourse. The obligations of the Parties under this Agreement shall be without recourse to any of the officers, board members, directors, shareholders, managers, members, employees, agents, partners or Affiliates of such Party, or to the Affiliates of any of the foregoing.

10.19 Complete Agreement. This Agreement constitutes the complete agreement between the Parties as of the Effective Date, and supersedes any and all agreements made or dated prior thereto between the Parties and/or their Affiliates relating to the subject matter hereof.

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10.20 Further Assurances. Each Party hereby covenants and agrees that, at any time and from time to time it shall, upon the reasonable request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents and assurances as may be reasonably required for the carrying out of all the terms of this Agreement.

10.21 Costs and Expenses. Each Party shall bear all costs and expenses (including legal fees) incurred by it in connection with the negotiation and execution of this Agreement.

10.22 [***]

10.23 Insurance. No later than six (6) months prior to the expected date for the first delivery of Feedstock hereunder, the Parties shall cooperate to agree upon customary and mutually acceptable insurance requirements applicable to each Party hereunder.

10.24 Subcontractors. All contracts between Supplier and any of its subcontractors (including transporters of Feedstock) relating to this Agreement, shall require each such subcontractor to the extent of the work to be performed by the subcontractor, to be bound to Supplier by the terms of this Agreement, and to assume toward Supplier all the obligations and responsibilities that Supplier, by the terms of this Agreement, assumes toward Fulcrum. No contractual or other relationship shall exist between Fulcrum and any such subcontractor, subject to the immediately following sentence. Supplier shall be solely responsible for the management of its subcontractors in the performance under this Agreement and for all work performed hereunder by each such subcontractor. No subcontractor is intended to be or shall be deemed to be a third party beneficiary of this Agreement. Supplier shall promptly pay each subcontractor the amount to which said subcontractor is entitled.

23	Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.25 [***]

24	Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, Fulcrum and Supplier have caused this Agreement to be executed by their respective duly authorized officers on the Effective Date.

SUPPLIER:		FULCRUM:

Waste Management of Nevada, Inc.		Fulcrum Sierra BioFuels, LLC

By:	/s/ Alex Oseguera	By:	/s/ E. James Macias
	Name: Alex Oseguera		Name: E. James Macias
	Title: Area Vice President		Title: President & C.E.O.

[Signature page to Feedstock Supply Agreement]

Exhibit A

Processable Feedstock Specifications

“Processable Feedstock” means any and all solid waste materials (excluding Hazardous Materials) that have been consolidated or sorted in a Transfer Station or Materials Recovery Facility.

a.	Supplier shall use reasonable efforts to remove (or avoid delivery of) the following materials to Fulcrum:

(i)	Inert material such as concrete, dirt, rocks, and ferrous and non-ferrous metals;

(ii)	Drywall or sheetrock material; and

(iii)	Bulky items (e.g., pallets and furniture).

b.	“Processable Feedstock” expressly excludes:

(i)	Any material that Supplier or Fulcrum is prohibited by Law or contract from handling, transporting, disposing or processing;

(ii)	Free-flowing liquids, bulk or non-containerized liquid waste, including any waste determined to contain free liquids as deemed by EPA Method 9095 (Paint Filter Test) as described in “Test Methods for Evaluating Solid Wastes, Physical Chemical Methods” (EPA Publication Number SW-846);

(iii)	Hazardous Waste (as defined by Nevada Administrative Code Sec 444.843) that is regulated with respect to generation, transportation, storage, disposal and treatment, and to the extent not otherwise regulated as hazardous waste, any wastes or materials consisting of or containing PCB’s or asbestos;

(iv)	Sewage sludge, whether or not dewatered, chemically treated or otherwise treated;

(v)	Electronics, appliances, white goods, computers and other e-waste;

(vi)	Treated or non-treated medical waste or bio-hazardous waste; and

(vii)	Special waste (tires, used oil and filters and batteries, except such special waste deemed to be “household waste”).

Confidential

Exhibit B

Form of Instructions1

For the Month of [                    ]

Day[2]	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31
Estimate

Monthly Estimate

Weekly Estimate

Daily Estimate
Delivery Start Time

Actual
Daily Actual – Delivered
Daily Rejected

(a)	[1] The Parties may find that Excel is a better program for issuing and updating the Instructions. This form is provided for illustrative purposes only.
(b)	[2] The Parties should leave blank any day on which deliveries of Supplier Processed Feedstock are not being scheduled or made.

Confidential

Day[2]	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24	25	26	27	28	29	30	31
Material
Daily Actual – Accepted
Max. Deliverable Quantity
Weekly Actual
Monthly Actual

Other Instructions: [                                         ].

Confidential

Exhibit C

[***]

Confidential

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.